UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 18, 2023

Altice USA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation)

001-38126		38-3980194
(Commission File Number)		(IRS Employer Identification Number)

1 Court Square West
Long Island City,	New York	11101
(Address of principal executive offices)		(Zip Code)

(516) 803-2300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	ATUS	New York Stock Exchange

Item 8.01    Other Events
On April 18, 2023, CSC Holdings LLC, a Delaware limited liability company (the “Issuer”), an indirect wholly-owned subsidiary of Altice USA, Inc., successfully priced an offering (the “Offering”) of $1,000.0 million in aggregate principal amount of senior guaranteed notes due 2028 (the “Notes”).
The Notes will bear interest at a rate of 11.250% and will pay interest semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2023. The Notes will mature on May 15, 2028. The Issuer and each of its subsidiaries that will guarantee the Notes entered into a purchase agreement on April 18, 2023 with the representative of the initial purchasers named therein, related to the issuance and sale of the Notes.
The proceeds of the Offering will be used, together with cash on the balance sheet, (i) for general corporate purposes, which may include the opportunistic refinancing of certain of the Issuer’s existing indebtedness, (ii) to finance capital expenditures, which may include the purchase, lease, rental or cost of design, construction, installation or improvement of property, plant or equipment, and (iii) to pay the fees, costs and expenses associated with this transaction; provided that, pending the application of proceeds under (i) and/or (ii) above, the Issuer may use the proceeds of the Offering to temporarily repay outstanding borrowings drawn under the Revolving Credit Facility.
The Offering for the Notes is expected to close on or about April 25, 2023, subject to customary closing conditions. The Notes are being sold in a private placement only to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons pursuant to Regulation S under the U.S. Securities Act of 1933, as amended, subject to prevailing market and other conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTICE USA, INC.

Dated: April 18, 2023	By:	/s/ Michael E. Olsen
Michael E. Olsen
Executive Vice President, General Counsel and Secretary